Freeport Reports
Third-Quarter and Nine-Month 2024 Results
•Strong operating performance
◦Third-quarter 2024 copper and gold sales volumes above July 2024 estimates
◦Third-quarter 2024 unit net cash costs below July 2024 estimate and third-quarter 2023
•Progressing options for long-term organic growth
•Favorable market fundamentals and outlook
▪Net income attributable to common stock in third-quarter 2024 totaled $526 million, $0.36 per share, and adjusted net income attributable to common stock totaled $556 million, $0.38 per share.
▪Consolidated production totaled 1.1 billion pounds of copper, 456 thousand ounces of gold and 20 million pounds of molybdenum in third-quarter 2024.
▪Consolidated sales totaled 1.0 billion pounds of copper, 558 thousand ounces of gold and 19 million pounds of molybdenum in third-quarter 2024.
▪Consolidated sales are expected to approximate 4.1 billion pounds of copper, 1.8 million ounces of gold and 80 million pounds of molybdenum for the year 2024, including 980 million pounds of copper, 340 thousand ounces of gold and 20 million pounds of molybdenum in fourth-quarter 2024.
▪Average realized prices were $4.30 per pound for copper, $2,568 per ounce for gold and $22.88 per pound for molybdenum in third-quarter 2024.
▪Average unit net cash costs were $1.39 per pound of copper in third-quarter 2024. Unit net cash costs are expected to average $1.58 per pound of copper for the year 2024.
▪Operating cash flows totaled $1.9 billion in third-quarter 2024. Operating cash flows are expected to approximate $6.8 billion for the year 2024, net of $0.4 billion of working capital and other uses, for the year 2024, based on achievement of current sales volume and cost estimates, and assuming average prices of $4.25 per pound for copper, $2,600 per ounce for gold and $20.00 per pound for molybdenum in fourth-quarter 2024.
▪Capital expenditures totaled $1.2 billion, including $0.4 billion for major mining projects and $0.3 billion for PT Freeport Indonesia’s (PT-FI) new smelter and precious metals refinery (PMR) (collectively, PT-FI’s new downstream processing facilities), in third-quarter 2024. Capital expenditures for the year 2024 are expected to approximate $4.6 billion, including $2.2 billion for major mining projects and $1.0 billion for PT-FI’s new downstream processing facilities (excluding capitalized interest, owner’s costs and commissioning).
▪At September 30, 2024, consolidated debt totaled $9.7 billion and consolidated cash and cash equivalents totaled $5.0 billion ($6.0 billion including $1.0 billion of current restricted cash associated with a portion of PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks). Net debt totaled $0.5 billion, excluding $3.2 billion of debt for PT-FI’s new downstream processing facilities. Refer to the supplemental schedule, “Net Debt,” on page IX.
▪In September 2024, FCX purchased 5.3 million shares of Cerro Verde common stock for a total cost of $210 million, increasing its ownership interest in Cerro Verde to 55.08% from 53.56%.

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PHOENIX, AZ, October 22, 2024 – Freeport (NYSE: FCX) reported third-quarter 2024 net income attributable to common stock of $526 million, $0.36 per share, and adjusted net income attributable to common stock of $556 million, $0.38 per share, after excluding net charges totaling $30 million, $0.02 per share, primarily associated with impairments for legacy oil and gas matters and nonrecurring labor-contract charges at Cerro Verde, partly offset by a reduction in accruals for uncertain U.S. tax positions. For additional information, refer to the supplemental schedule, “Adjusted Net Income,” beginning on page VII.

Richard Adkerson, Chairman of the Board, and Kathleen Quirk, President and Chief Executive Officer, said, “During the third quarter, our global team generated strong margins and cash flows, achieved our production targets, continued to prioritize productivity and cost control, and advanced initiatives for future growth. We remain focused on strong execution of our plans globally as we work to address damage from a recent fire affecting a portion of our new Indonesia smelter facilities. We are confident in our team’s ability to restore smelter operations and achieve a safe and efficient ramp-up as soon as possible. The outlook for our business is positive, supported by our position as a leading copper producer with a strong financial profile, favorable market fundamentals and value enhancing options for future growth.”

SUMMARY FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Revenues[a,b]	$6,790	$5,824	$19,735	$16,950
Operating income[a,c]	$1,938	$1,492	$5,621	$4,503
Net income attributable to common stock[b,c,d]	$526	$454	$1,615	$1,460
Diluted net income per share of common stock[b,c,d]	$0.36	$0.31	$1.11	$1.01

Diluted weighted-average common shares outstanding	1,444	1,443	1,445	1,443
Operating cash flows[e]	$1,872	$1,236	$5,724	$3,959
Capital expenditures	$1,199	$1,178	$3,569	$3,462
At September 30:
Cash and cash equivalents	$5,000	$5,745	$5,000	$5,745
Restricted cash and cash equivalents, current[f]	$1,117	$697	$1,117	$697
Total debt, including current portion	$9,679	$9,405	$9,679	$9,405

a.For segment financial results, refer to the supplemental schedules, “Business Segments,” beginning on page XI.
b.Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(32) million ($(13) million to net income attributable to common stock or $(0.01) per share) in third-quarter 2024, $4 million ($2 million to net income attributable to common stock or less than $0.01 per share) in third-quarter 2023, $28 million ($9 million to net income attributable to common stock or $0.01 per share) for the first nine months of 2024 and $183 million ($62 million to net income attributable to common stock or $0.04 per share) for the first nine months of 2023. For further discussion, refer to the supplemental schedule, “Derivative Instruments,” beginning on page IX.
c.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income totaling $(42) million ($(13) million to net income attributable to common stock or $(0.01) per share) in third-quarter 2024, $81 million ($37 million to net income attributable to common stock or $0.03 per share) in third-quarter 2023, $79 million ($23 million to net income attributable to common stock or $0.02 per share) for the first nine months of 2024 and $153 million ($64 million to net income attributable to common stock or $0.04 per share) for the first nine months of 2023. Refer to the supplemental schedule, “Deferred Profits,” on page X.
d.Includes net charges totaling $30 million ($0.02 per share) in third-quarter 2024, $117 million ($0.08 per share) in third-quarter 2023, $81 million ($0.06 per share) for the first nine months of 2024 and $368 million ($0.25 per share) for the first nine months of 2023 that are described in the supplemental schedule, “Adjusted Net Income,” beginning on page VII.
e.Working capital and other uses totaled $5 million in third-quarter 2024, $482 million in third-quarter 2023, $29 million for the first nine months of 2024 and $684 million for the first nine months of 2023.

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f.Includes $1.0 billion at September 30, 2024, and $0.5 billion at September 30, 2023, associated with a portion of PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with Indonesia regulations.

SUMMARY OPERATING DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024		2023	2024		2023
Copper (millions of recoverable pounds)
Production	1,051		1,085	3,173		3,117
Sales, excluding purchases	1,035		1,109	3,074		2,970
Average realized price per pound	$4.30		$3.80	$4.26		$3.87
Site production and delivery costs per pound[a]	$2.61		$2.27	$2.49		$2.40
Unit net cash costs per pound[a]	$1.39	[b]	$1.73	$1.53	[b]	$1.65
Gold (thousands of recoverable ounces)
Production	456		532	1,448		1,420
Sales	558		399	1,487		1,164
Average realized price per ounce	$2,568		$1,898	$2,362		$1,932
Molybdenum (millions of recoverable pounds)
Production	20		20	58		62
Sales, excluding purchases	19		20	60		59
Average realized price per pound	$22.88		$23.71	$21.63		$26.05
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs (credits) by operating division to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV.
b.Includes $0.03 per pound of copper for both the third quarter and first nine months of 2024 for nonrecurring labor-related charges at Cerro Verde associated with new collective labor agreements. Refer to “Operations - South America” for further discussion.

Consolidated Sales Volumes
•Third-quarter 2024 copper sales of 1.0 billion pounds were 2% above the July 2024 estimate. Third-quarter 2024 copper sales were 7% lower than third-quarter 2023 sales of 1.1 billion pounds, primarily reflecting the timing of shipments and lower ore grades and operating rates in North America.
•Third-quarter 2024 gold sales of 558 thousand ounces were 17% higher than the July 2024 estimate of 475 thousand ounces, primarily reflecting the timing of shipments and higher operating rates in Indonesia. Third-quarter 2024 gold sales were 40% higher than third-quarter 2023 sales of 399 thousand ounces, primarily reflecting the timing of shipments.
•Third-quarter 2024 molybdenum sales of 19 million pounds were in line with the July 2024 estimate and third-quarter 2023 sales of 20 million pounds.
Consolidated sales volumes for the year 2024 are expected to approximate 4.1 billion pounds of copper, 1.8 million ounces of gold and 80 million pounds of molybdenum, including 980 million pounds of copper, 340 thousand ounces of gold and 20 million pounds of molybdenum in fourth-quarter 2024.
Consolidated copper and gold production volumes for the year 2024 are expected to exceed 2024 sales volumes, reflecting the deferral of approximately 85 million pounds of copper and 85 thousand ounces of gold associated with inventories held at PT-FI’s new downstream processing facilities expected to be sold as refined metal in 2025.
Projected sales volumes are dependent on operational performance; continuation of copper concentrate exports during the restoration period of PT-FI’s new smelter; weather-related conditions; timing of shipments and other factors detailed in the “Cautionary Statement” below.

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Consolidated Unit Net Cash Costs
Third-quarter 2024 consolidated average unit net cash costs (net of by-product credits) for FCX’s copper mines of $1.39 per pound of copper were lower than the July 2024 estimate of $1.71 per pound primarily reflecting higher gold credits at PT-FI. Third-quarter 2024 consolidated average unit net cash costs were also lower than third-quarter 2023 average unit net cash costs of $1.73 per pound of copper, primarily reflecting higher gold credits at PT-FI, partly offset by higher site production and delivery costs from North America and PT-FI. Refer to “Operations” below for further discussion.
Consolidated unit net cash costs (net of by-product credits) for FCX’s copper mines are expected to average $1.58 per pound of copper for the year 2024 (including $1.72 per pound of copper in fourth-quarter 2024), based on achievement of current sales volume (including estimates for the continuation of copper concentrate exports from Indonesia) and cost estimates and assuming average prices of $2,600 per ounce of gold and $20.00 per pound of molybdenum in fourth-quarter 2024. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. The impact of price changes during fourth-quarter 2024 on consolidated unit net cash costs for the year 2024 would approximate $0.01 per pound of copper for each $100 per ounce change in the average price of gold and $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum.

OPERATIONS
Leaching Innovation Initiatives. FCX is continuing to advance a series of initiatives across its North America and South America operations to incorporate new applications, technologies and data analytics to its leaching processes. In late 2023, FCX achieved its initial incremental annual run rate target of approximately 200 million pounds of copper. Incremental copper production from these initiatives totaled 58 million pounds in third-quarter 2024 (compared with 46 million pounds in third-quarter 2023) and 164 million pounds for the first nine months of 2024 (compared with 97 million pounds for the first nine months of 2023). FCX is pursuing opportunities to apply recent operational enhancements on a larger scale and is testing new innovative technology applications that have the potential for significant increases in recoverable metal beyond the current run rate.
North America. FCX manages seven copper operations in North America – Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. FCX also operates a copper smelter in Miami, Arizona. In addition to copper, certain of these operations produce molybdenum concentrate, gold and silver. All of the North America operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing operations.
FCX has a potential expansion project to more than double the concentrator capacity of the Bagdad operation in northwest Arizona. Bagdad’s reserve life currently exceeds 80 years and supports an expanded operation. In late 2023, FCX completed technical and economic studies, which indicated the opportunity to construct new concentrating facilities to increase copper production by 200 to 250 million pounds per year at estimated incremental project capital costs of approximately $3.5 billion. Expanded operations would provide improved efficiency and reduce unit net cash costs through economies of scale. Project economics indicate that the expansion would require an incentive copper price in the range of $3.50 to $4.00 per pound and approximately three to four years to complete. The decision of whether to proceed and timing of the potential expansion will take into account overall copper market conditions, availability of labor and other factors, including progress on conversion of the existing haul truck fleet to autonomous and expanding housing alternatives to support long-range plans. In parallel, FCX is advancing activities for expanded tailings infrastructure projects required under long-range plans in order to advance the potential construction timeline.
FCX has commenced pre-feasibility studies in the Safford/Lone Star district to define a potential significant expansion opportunity. Positive drilling conducted in recent years indicates a large, mineralized district with opportunities to pursue a further expansion project. FCX expects to complete these studies in late 2025. The decision of whether to proceed and timing of the potential expansion will take into account results of technical and economic studies, overall copper market conditions and other factors.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Copper (millions of recoverable pounds)
Production	313	344	925	1,030
Sales, excluding purchases	316	372	939	1,043
Average realized price per pound	$4.32	$3.86	$4.29	$3.97

Molybdenum (millions of recoverable pounds)
Production[a]	8	7	22	23

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$3.64	$3.01	$3.45	$2.96
By-product credits	(0.53)	(0.41)	(0.45)	(0.52)
Treatment charges	0.13	0.10	0.13	0.12
Unit net cash costs	$3.24	$2.70	$3.13	$2.56
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV.
FCX’s consolidated copper sales volumes from North America of 316 million pounds in third-quarter 2024 were lower than third-quarter 2023 copper sales volumes of 372 million pounds, primarily reflecting lower operating rates and ore grades, as well as timing of shipments. North America copper sales are estimated to approximate 1.24 billion pounds for the year 2024.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $3.24 per pound of copper in third-quarter 2024 were higher than third-quarter 2023 average unit net cash costs of $2.70 per pound, primarily reflecting the impact of lower copper production volumes associated with lower ore grades.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $3.14 per pound of copper for the year 2024, based on achievement of current sales volume and cost estimates and assuming an average price of $20.00 per pound of molybdenum in fourth-quarter 2024. North America’s average unit net cash costs for the year 2024 would change by approximately $0.01 per pound for each $2 per pound change in the average price of molybdenum in fourth-quarter 2024.
South America. FCX manages two copper operations in South America – Cerro Verde in Peru (in which FCX owns a 55.08% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX’s financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
In September 2024, FCX purchased 5.3 million shares of Cerro Verde common stock for $210 million, increasing its ownership interest in Cerro Verde to 55.08% from 53.56%.
Development Activities. At the El Abra operations in Chile, FCX has completed substantial drilling and evaluations to define a large sulfide resource that would support a potential major mill project similar to the large-scale concentrator at Cerro Verde. FCX is preparing data for a potential submission of an environmental impact statement by year-end 2025, subject to ongoing stakeholder engagement and economic evaluations. FCX’s preliminary estimates, which remain under review, indicate that the project economics would be supported using an incentive copper price of less than $4.00 per pound. The decision of whether to proceed and timing of the potential project will take into account overall copper market conditions, required permitting and other factors.

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Labor Matters. In October 2024, Cerro Verde completed a new four-year collective labor agreement (CLA) with one of its two unions and recorded nonrecurring charges of $34 million in third-quarter 2024 associated with the new CLA. The agreement follows the successful completion of a new CLA with a second union in April 2024. Cerro Verde now has multi-year agreements for its hourly workforce.
Operating Data. Following is summary consolidated operating data for South America operations:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024		2023	2024		2023
Copper (millions of recoverable pounds)
Production	299		305	877		916
Sales	293		307	879		913
Average realized price per pound	$4.29		$3.77	$4.25		$3.82

Molybdenum (millions of recoverable pounds)
Production[a]	6		6	15		17

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.65	[c]	$2.57	$2.67	[c]	$2.51
By-product credits	(0.37)		(0.42)	(0.34)		(0.44)
Treatment charges	0.15		0.19	0.16		0.20
Royalty on metals	0.01		0.01	0.01		0.01
Unit net cash costs	$2.44		$2.35	$2.50		$2.28
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV.
c.Includes $0.12 per pound of copper in third-quarter 2024 and $0.11 per pound of copper for the first nine months of 2024 for nonrecurring labor-related charges at Cerro Verde associated with new CLAs. Refer to the supplemental schedule, “Adjusted Net Income,” beginning on page VII.
FCX’s consolidated copper sales volumes from South America operations of 293 million pounds in third-quarter 2024 were slightly lower than third-quarter 2023 copper sales volumes of 307 million pounds, primarily reflecting the timing of shipments and slightly lower copper production. Copper sales from South America operations are expected to approximate 1.2 billion pounds for the year 2024.
Average unit net cash costs (net of by-product credits) for South America operations of $2.44 per pound of copper in third-quarter 2024 were higher than third-quarter 2023 average unit net cash costs of $2.35 per pound, primarily reflecting nonrecurring labor-related charges at Cerro Verde associated with a new CLA with one of its two unions.
Average unit net cash costs (net of by-product credits) for South America operations are expected to approximate $2.47 per pound of copper for the year 2024 (including $0.08 per pound of copper for nonrecurring labor-related charges at Cerro Verde associated with its new CLAs), based on achievement of current sales volume and cost estimates and assuming an average price of $20.00 per pound of molybdenum in fourth-quarter 2024.
Indonesia. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76% ownership interest in PT-FI and manages its operations. PT-FI’s results are consolidated in FCX’s financial statements. Upon ramp-up of the new downstream processing facilities, PT-FI will be a fully integrated producer of refined copper and gold.
Regulatory Matters and Mining Rights. On July 2, 2024, PT-FI was granted copper concentrate and anode slimes export licenses, which are valid through December 2024. Pursuant to the Indonesia regulations, PT-FI will continue to pay a 7.5% export duty on copper concentrates. In connection with the recent fire event at PT-FI’s new

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smelter facility and required remediation, PT-FI is working with the Indonesia government to allow continuity of copper concentrate exports until smelter operations are restored.
Pursuant to regulations issued during 2024, PT-FI is eligible to apply for an extension of its mining rights beyond 2041, provided certain conditions are met, including ownership of integrated downstream facilities that have entered the operational stage; domestic ownership of at least 51% and agreement with a state-owned enterprise for an additional 10% ownership; and commitments for additional exploration and increases in refining capacity, each as approved by the Ministry of Energy and Minerals. Application for extension may be submitted at any time up to one year prior to the expiration of its current special mining license (IUPK). PT-FI is currently preparing its application submittal. In connection with PT-FI’s application for extension, FCX is working to reach terms with PT Mineral Industri Indonesia (MIND ID) on a purchase and sale agreement for the transfer in 2041 of an additional 10% interest in PT-FI. An extension would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Operating and Development Activities. Over a multi-year investment period, PT-FI has successfully commissioned three large-scale underground mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone and Big Gossan). PT-FI is completing a mill recovery project with the installation of a new copper cleaner circuit, which is expected to begin commissioning in late 2024.
Kucing Liar. Long-term mine development activities are ongoing for PT-FI’s Kucing Liar deposit in the Grasberg minerals district. Kucing Liar is expected to produce over 7 billion pounds of copper and 6 million ounces of gold between 2029 and the end of 2041, and an extension of PT-FI’s operating rights beyond 2041 would extend the life of the project. Development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe, with capital investments estimated to average approximately $400 million per year over this period. At full operating rates, annual production from Kucing Liar is expected to approximate 560 million pounds of copper and 520 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI’s experience and long-term success in block-cave mining.
Natural Gas Facilities. PT-FI plans to transition its existing energy source from coal to natural gas, which would meaningfully reduce PT-FI’s Scope 1 greenhouse gas emissions at the Grasberg minerals district. PT-FI’s planned investments in a new gas-fired combined cycle facility are expected to be incurred over the next four years, at a cost of approximately $1 billion, which represents an incremental cost of $0.4 billion compared to previously planned investments to refurbish the existing coal units. Once complete, PT-FI’s dual-fuel power plant and the new gas-fired combined cycle facility will be fueled by natural gas, supplied by a floating liquefied natural gas storage and regassification unit.
Downstream Processing Facilities and October 14, 2024 Fire Incident. Start-up operations for PT-FI’s new downstream processing facilities in Gresik commenced during third-quarter 2024. During start-up activities, a fire occurred on October 14, 2024, in a gas cleaning facility (electrostatic precipitator plant) designed to remove particles from gases prior to conversion to sulphuric acid. There were no injuries and the fire was extinguished expeditiously.
The incident resulted in damage to infrastructure for the production of sulphuric acid required for the copper smelting process. Smelter operations have been temporarily suspended pending remediation activities. Damage and root cause assessments are in progress and plans are being developed to repair the damaged areas. In parallel, PT-FI is working with the Indonesia government to allow continued exports of copper concentrates until smelter operations are restored. In addition, PT-FI will seek recovery of repair costs under its insurance programs. Mining operations in Central Papua and the PMR project have not been impacted.

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Operating Data. Following is summary consolidated operating data for Indonesia operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Copper (millions of recoverable pounds)
Production	439	436	1,371	1,171
Sales	426	430	1,256	1,014
Average realized price per pound	$4.29	$3.77	$4.24	$3.81

Gold (thousands of recoverable ounces)
Production	451	528	1,433	1,409
Sales	554	395	1,474	1,153
Average realized price per ounce	$2,569	$1,898	$2,362	$1,932

Unit net cash (credits) costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.82	$1.42	$1.64	$1.71
Gold, silver and other by-product credits	(3.50)	(1.83)	(2.90)	(2.32)
Treatment charges	0.37	0.32	0.36	0.36
Export duties[b]	0.30	0.34	0.29	0.16
Royalty on metals	0.30	0.19	0.27	0.23
Unit net cash (credits) costs	$(0.71)	$0.44	$(0.34)	$0.14
a.For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV.
b.Export duties of 2.5% were eliminated effective March 29, 2023, upon verification that construction progress of the new smelter exceeded 50% and were reinstated at a rate of 7.5% in July 2023 under a revised regulation. As discussed above, PT-FI will continue to pay export duties of 7.5% on copper concentrates.
PT-FI’s consolidated copper sales volumes in third-quarter 2024 of 426 million pounds were similar to third-quarter 2023 copper sales volumes of 430 million pounds.
PT-FI’s consolidated gold production volumes of 451 thousand ounces in third-quarter 2024 were 15% below third-quarter 2023 gold production volumes of 528 thousand ounces, primarily reflecting lower ore grades. PT-FI’s consolidated gold sales volumes of 554 thousand ounces in third-quarter 2024 were 40% higher than third-quarter 2023 gold sales volumes of 395 thousand ounces, primarily reflecting the timing of shipments.
Consolidated sales volumes from PT-FI are expected to approximate 1.65 billion pounds of copper and 1.8 million ounces of gold for the year 2024. Consolidated copper and gold production volumes from PT-FI for the year 2024 are expected to exceed 2024 sales volumes, reflecting the deferral of approximately 85 million pounds of copper and 85 thousand ounces of gold associated with inventories held at PT-FI’s new downstream processing facilities expected to be sold as refined metal in 2025. Projected sales volumes are dependent on operational performance; continuation of copper concentrate exports during the restoration period of PT-FI’s new smelter; weather-related conditions; and other factors detailed in the “Cautionary Statement” below.
PT-FI’s unit net cash credits (including gold, silver and other by-product credits) of $0.71 per pound of copper in third-quarter 2024 were favorable compared to unit net cash costs (net of gold, silver and other by-product credits) of $0.44 per pound of copper in third-quarter 2023, primarily reflecting higher gold credits.
Average unit net cash credits (including gold, silver and other by-product credits) for PT-FI are expected to approximate $0.23 per pound of copper for the year 2024, based on achievement of current sales volumes (including estimates for copper concentrate exports) and cost estimates and assuming an average price of $2,600 per ounce of gold in fourth-quarter 2024. PT-FI’s average unit net cash credits for the year 2024 would change by approximately $0.03 per pound of copper for each $100 per ounce change in the average price of gold in fourth-quarter 2024.

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Molybdenum. FCX operates two wholly owned primary molybdenum operations in Colorado – the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX’s North America copper mines and South America operations is processed at FCX’s conversion facilities.
Operating and Development Activities. Production from the primary molybdenum operations totaled 6 million pounds of molybdenum in third-quarter 2024 and 7 million pounds in third-quarter 2023. FCX’s consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the primary molybdenum operations and at FCX’s North America copper mines and South America operations, which are presented on page 3.
Average unit net cash costs for the primary molybdenum operations of $21.06 per pound of molybdenum in third-quarter 2024 were higher than average unit net cash costs of $18.07 per pound in third-quarter 2023, primarily reflecting higher costs for maintenance supplies and transitional contract labor and lower volumes. Average unit net cash costs for the primary molybdenum operations are expected to approximate $17.55 per pound of molybdenum for the year 2024, based on achievement of current sales volumes and cost estimates.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV.

LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At September 30, 2024, FCX had $5.0 billion in consolidated cash and cash equivalents, $6.0 billion including $1.0 billion of current restricted cash associated with PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks. In addition, FCX has $3.0 billion of availability under its revolving credit facility, and PT-FI and Cerro Verde have $1.5 billion and $350 million, respectively, of availability under their revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $1.9 billion in third-quarter 2024 and $5.7 billion for the first nine months of 2024.
FCX’s consolidated operating cash flows are estimated to approximate $6.8 billion for the year 2024, net of $0.4 billion of working capital and other uses, based on current sales volume and cost estimates, and assuming average prices of $4.25 per pound of copper, $2,600 per ounce of gold and $20.00 per pound of molybdenum in fourth-quarter 2024. The impact of price changes during fourth-quarter 2024 on operating cash flows for the year 2024 would approximate $90 million for each $0.10 per pound change in the average price of copper, $30 million for each $100 per ounce change in the average price of gold and $15 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $1.2 billion in third-quarter 2024, including $0.4 billion for major mining projects and $0.3 billion for PT-FI’s new downstream processing facilities, and $3.6 billion for the first nine months of 2024, including $1.3 billion for major mining projects and $1.0 billion for PT-FI’s new downstream processing facilities.
Capital expenditures are expected to approximate $4.6 billion for the year 2024, including $2.2 billion for major mining projects and $1.0 billion for PT-FI’s new downstream processing facilities (excluding capitalized interest, owner’s costs and commissioning). Projected capital expenditures for major mining projects include $1.2 billion for planned projects, primarily associated with underground mine development in the Grasberg minerals district and expansion projects in North America, and $1.0 billion for discretionary growth projects.

9

Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests’ share and withholding taxes at September 30, 2024 (in billions):

Cash at domestic companies	$2.1
Cash at international operations	2.9	[a]
Total consolidated cash and cash equivalents	5.0
Noncontrolling interests’ share	(1.4)
Cash, net of noncontrolling interests’ share	3.6
Withholding taxes	(0.1)
Net cash available	$3.5
a.Excludes $1.0 billion of current restricted cash associated with a portion of PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a regulation issued by the Indonesia government.
Debt. Following is a summary of total debt and the weighted-average interest rates at September 30, 2024 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$6.0		4.9%
Issued by PT-FI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
PT-FI revolving credit facility	0.3		6.5%
Other	—	[a]	3.7%
Total debt	$9.7		5.2%
a.Amount not shown because of rounding.
At September 30, 2024, there were no borrowings and $7 million in letters of credit issued under FCX’s $3.0 billion revolving credit facility. FCX has $0.7 billion in scheduled senior note maturities in November 2024, which it expects to redeem with cash on hand, with no further senior note maturities until 2027. FCX’s total debt has an average remaining duration of approximately 9 years.
At September 30, 2024, PT-FI had $250 million in borrowings outstanding under its $1.75 billion revolving credit facility, and Cerro Verde had no borrowings outstanding under its $350 million revolving credit facility.
FINANCIAL POLICY
FCX’s financial policy is aligned with its strategic objectives of maintaining a solid balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding debt for PT-FI’s new downstream processing facilities). FCX’s Board of Directors (Board) reviews the structure of the performance-based payout framework at least annually.
Net Debt. At September 30, 2024, FCX’s net debt, excluding $3.2 billion of debt for PT-FI’s new downstream processing facilities, totaled $0.5 billion (which was net of $1.0 billion of current restricted cash associated with PT-FI’s export proceeds). Refer to the supplemental schedule, “Net Debt,” on page IX.
Common Stock Dividends. On September 25, 2024, FCX’s Board declared cash dividends totaling $0.15 per share on its common stock (including a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable, performance-based cash dividend), which will be paid on November 1, 2024, to shareholders of record as of October 15, 2024. The declaration and payment of dividends (base or variable) are at the discretion of the Board and will depend on FCX’s financial results, cash requirements, global economic conditions and other factors deemed relevant by the Board.

10

Share Repurchase Program. As previously reported, FCX acquired 1.2 million shares of its common stock in July 2024 for a total cost of $59 million ($50.48 average cost per share) bringing total purchases under its $5.0 billion share repurchase program to 49 million shares for a cost of $1.9 billion ($38.64 average cost per share). As of October 21, 2024, FCX has 1.4 billion shares of common stock outstanding and $3.1 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX’s third-quarter 2024 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, November 15, 2024.
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FREEPORT: Foremost in Copper
FCX is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX’s website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs (credits) and operating costs; capital expenditures; operating plans (including mine sequencing); cash flows; liquidity; PT-FI’s commissioning, remediation and ramp up of its new smelter and completion and full production at the PMR; potential extension of PT-FI’s IUPK beyond 2041; export licenses; export duties; export volumes; timing of shipments of inventoried production; FCX’s commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; execution of FCX’s energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business and stakeholders related thereto; achievement of 2030 climate targets and 2050 net zero aspiration; improvements in operating procedures and technology innovations and applications; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal and environmental proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases are at the discretion of the Board and management, respectively, and are subject to a number of factors, including not exceeding FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper and gold; PT-FI’s ability to continue to export and sell or inventory copper concentrates and anode slimes through remediation or completion, as applicable, and full ramp-up of its new downstream processing facilities; changes in export duties; completion of remediation activities and achieving full ramp-up of the new smelter in Indonesia; completion and full production at the PMR; production rates; timing of shipments; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, geopolitical, regulatory or industry conditions; reductions in liquidity and access to capital; changes in tax laws and regulations; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations, including the ability to smelt and refine or inventory; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; process relating to the extension of PT-FI’s IUPK beyond 2041; cybersecurity risks; any major public health crisis; labor relations, including labor-related work stoppages and increased costs; compliance with

11

applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies; litigation results; tailings management; FCX’s ability to comply with its responsible production commitments under specific frameworks; and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains measures such as net debt, adjusted net income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release. For forward-looking unit net cash costs (credits) per pound of copper and molybdenum measures, FCX is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods and the information needed to reconcile these measures is dependent upon future events, many of which are outside of FCX’s control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

12

FREEPORT
SELECTED OPERATING DATA

	Three Months Ended September 30,
	2024	2023	2024		2023
	Production		Sales
COPPER (millions of recoverable pounds)
(FCX’s net interest in %)
North America
Morenci (72%)[a]	125	146	129		157
Safford (100%)	67	66	65		69
Sierrita (100%)	42	47	41		50
Bagdad (100%)	37	39	37		41
Chino (100%)	30	30	31		37
Tyrone (100%)	11	13	11		15
Miami (100%)	2	3	3		3
Other (100%)	(1)	—	(1)		—
Total North America	313	344	316		372

South America
Cerro Verde (55.08%)[b]	246	255	237		254
El Abra (51%)	53	50	56		53
Total South America	299	305	293		307

Indonesia
Grasberg minerals district (48.76%)	439	436	426		430
Total	1,051	1,085	1,035	[c]	1,109	[c]
Less noncontrolling interests	364	367	355		364
Net	687	718	680		745

Average realized price per pound			$4.30		$3.80

GOLD (thousands of recoverable ounces)
(FCX’s net interest in %)
North America (100%)	5	4	4		4
Indonesia (48.76%)	451	528	554		395
Consolidated	456	532	558		399
Less noncontrolling interests	231	271	283		203
Net	225	261	275		196

Average realized price per ounce			$2,568		$1,898

MOLYBDENUM (millions of recoverable pounds)
(FCX’s net interest in %)
Climax (100%)	4	4	N/A		N/A
Henderson (100%)	2	3	N/A		N/A
North America copper mines (100%)[a]	8	7	N/A		N/A
Cerro Verde (55.08%)[b]	6	6	N/A		N/A
Consolidated	20	20	19		20
Less noncontrolling interests	3	3	3		2
Net	17	17	16		18

Average realized price per pound			$22.88		$23.71

a. Amounts are net of Morenci’s joint venture partners’ undivided interests.

b. FCX’s interest in Cerro Verde is 55.08%, and prior to September 2024 it was 53.56%.

c. Consolidated sales volumes exclude purchased copper of 36 million pounds in third-quarter 2024 and 18 million pounds in third-quarter 2023.

I

FREEPORT
SELECTED OPERATING DATA (continued)

	Nine Months Ended September 30,
	2024	2023		2024		2023
	Production			Sales
COPPER (millions of recoverable pounds)
(FCX’s net interest in %)
North America
Morenci (72%)[a]	381	435		392		441
Safford (100%)	182	189		180		193
Sierrita (100%)	120	142		122		139
Bagdad (100%)	109	111		109		113
Chino (100%)	97	109		99		111
Tyrone (100%)	33	40		33		42
Miami (100%)	7	9		8		9
Other (100%)	(4)	(5)		(4)		(5)
Total North America	925	1,030		939		1,043

South America
Cerro Verde (55.08%)[b]	716	756		712		754
El Abra (51%)	161	160		167		159
Total South America	877	916		879		913

Indonesia
Grasberg minerals district (48.76%)	1,371	1,171		1,256		1,014
Total	3,173	3,117		3,074	[c]	2,970	[c]
Less noncontrolling interests	1,113	1,030		1,055		947
Net	2,060	2,087		2,019		2,023

Average realized price per pound				$4.26		$3.87

GOLD (thousands of recoverable ounces)
(FCX’s net interest in %)
North America (100%)	15	11		13		11
Indonesia (48.76%)	1,433	1,409	[d]	1,474		1,153	[d]
Consolidated	1,448	1,420		1,487		1,164
Less noncontrolling interests	734	660		755		529
Net	714	760		732		635

Average realized price per ounce				$2,362		$1,932

MOLYBDENUM (millions of recoverable pounds)
(FCX’s net interest in %)
Climax (100%)	12	12		N/A		N/A
Henderson (100%)	9	10		N/A		N/A
North America copper mines (100%)[a]	22	23		N/A		N/A
Cerro Verde (55.08%)[b]	15	17		N/A		N/A
Consolidated	58	62		60		59
Less noncontrolling interests	7	8		7		7
Net	51	54		53		52

Average realized price per pound				$21.63		$26.05

a. Amounts are net of Morenci’s joint venture partners’ undivided interests.

b. FCX’s interest in Cerro Verde is 55.08%, and prior to September 2024 it was 53.56%.

c. Consolidated sales volumes exclude purchased copper of 142 million pounds for the first nine months of 2024 and 85 million pounds for the first nine months of 2023.

d. Includes approximately 190 thousand ounces of gold production and sales volumes attributed to PT Mineral Industri Indonesia’s (MIND ID) approximate 19% economic interest in accordance with the PT Freeport Indonesia (PT-FI) shareholder agreement.
II

FREEPORT
SELECTED OPERATING DATA (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
North America[a]
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	551,200	688,600	606,100	675,600
Average copper ore grade (%)	0.21	0.22	0.21	0.24
Copper production (millions of recoverable pounds)	213	245	633	718

Mill Operations
Ore milled (metric tons per day)	314,700	315,800	304,200	309,700
Average ore grades (%):
Copper	0.29	0.30	0.30	0.33
Molybdenum	0.02	0.02	0.02	0.02
Copper recovery rate (%)	83.1	81.7	82.6	82.0
Production (millions of recoverable pounds):
Copper	149	155	440	481
Molybdenum	8	7	23	24

South America
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	157,100	164,300	167,800	190,500
Average copper ore grade (%)	0.43	0.38	0.41	0.34
Copper production (millions of recoverable pounds)	72	77	218	237

Mill Operations
Ore milled (metric tons per day)	423,700	431,300	415,700	420,700
Average ore grades (%):
Copper	0.33	0.34	0.33	0.34
Molybdenum	0.01	0.01	0.01	0.01
Copper recovery rate (%)	84.2	79.8	83.8	82.0
Production (millions of recoverable pounds):
Copper	227	228	659	679
Molybdenum	6	6	15	17

Indonesia
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	133,400	131,000	132,100	112,000
Deep Mill Level Zone underground mine	63,200	76,900	65,000	75,700
Big Gossan underground mine	8,500	8,100	8,400	7,800
Other adjustments	700	(9,400)	1,900	(2,500)
Total	205,800	206,600	207,400	193,000
Average ore grades:
Copper (%)	1.26	1.21	1.29	1.18
Gold (grams per metric ton)	0.95	1.15	1.03	1.10
Recovery rates (%):
Copper	88.1	89.5	88.8	89.5
Gold	77.2	77.8	77.3	77.5
Production (recoverable):
Copper (millions of pounds)	439	436	1,371	1,171
Gold (thousands of ounces)	451	528	1,433	1,409

Molybdenum[b]
Ore milled (metric tons per day)	24,400	29,000	27,900	27,800
Average molybdenum ore grade (%)	0.15	0.14	0.15	0.15
Molybdenum production (millions of recoverable pounds)	6	7	21	22

a.Amounts represent 100% operating data, including Morenci’s joint venture partners’ share.

b. Represents FCX’s primary molybdenum operations in Colorado.
III

FREEPORT
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(In Millions, Except Per Share Amounts)
Revenues[a]	$6,790	$5,824	$19,735	$16,950
Cost of sales:
Production and delivery[b]	4,077	3,553	11,796	10,267
Depreciation, depletion and amortization	600	533	1,704	1,479
Total cost of sales	4,677	4,086	13,500	11,746
Selling, general and administrative expenses	117	118	384	359
Exploration and research expenses	38	30	115	103
Environmental obligations and shutdown costs	20	98	115	239
Total costs and expenses	4,852	4,332	14,114	12,447
Operating income	1,938	1,492	5,621	4,503
Interest expense, net[c]	(72)	(96)	(249)	(418)
Net gain on early extinguishment of debt	—	5	—	10
Other income, net	97	71	295	183
Income before income taxes and equity in affiliated companies’ net earnings	1,963	1,472	5,667	4,278
Provision for income taxes[d]	(737)	(508)	(2,003)	(1,546)
Equity in affiliated companies’ net earnings	10	—	14	12
Net income	1,236	964	3,678	2,744
Net income attributable to noncontrolling interests[e]	(710)	(510)	(2,063)	(1,284)
Net income attributable to common stockholders[f,g]	$526	$454	$1,615	$1,460

Diluted net income per share attributable to common stock	$0.36	$0.31	$1.11	$1.01

Diluted weighted-average common shares outstanding	1,444	1,443	1,445	1,443

Dividends declared per share of common stock	$0.15	$0.15	$0.45	$0.45

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, “Derivative Instruments,” beginning on page IX.
b.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $45 million in third-quarter 2024, $42 million in third-quarter 2023, $117 million for the first nine months of 2024 and $137 million for the first nine months of 2023.
c.Consolidated interest costs (before capitalization) totaled $173 million in third-quarter 2024, $165 million in third-quarter 2023, $529 million for the first nine months of 2024 and $606 million for the first nine months of 2023. Consolidated interest costs in the 2023 periods include a $13 million credit for the settlement of interest on Cerro Verde’s historical profit sharing liability. Additionally, the first nine months of 2023 included $74 million of interest charges associated with contested tax rulings issued by the Peruvian Supreme Court.
d.For a summary of FCX’s income taxes, refer to the supplemental schedule, “Income Taxes,” beginning on page VIII.
e.Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra. For further discussion, refer to the supplemental schedule, “Noncontrolling Interests,” beginning on page X.
f.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, “Deferred Profits,” on page X.
g.Refer to the supplemental schedule, “Adjusted Net Income,” beginning on page VII, for a summary of net charges impacting FCX’s consolidated statements of income.
IV

FREEPORT
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2024	2023
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$5,000	$4,758
Restricted cash and cash equivalents[a]	1,117	1,208
Trade accounts receivable	979	1,209
Income and other tax receivables	570	455
Inventories:
Product	2,709	2,472
Materials and supplies, net	2,328	2,169
Mill and leach stockpiles	1,406	1,419
Other current assets	436	375
Total current assets	14,545	14,065
Property, plant, equipment and mine development costs, net	37,750	35,295
Long-term mill and leach stockpiles	1,257	1,336
Other assets	1,848	1,810
Total assets	$55,400	$52,506

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,824	$3,729
Accrued income taxes	1,072	786
Current portion of debt	769	766
Current portion of environmental and asset retirement obligations (AROs)	364	316
Dividends payable	218	218
Total current liabilities	6,247	5,815
Long-term debt, less current portion	8,910	8,656
Environmental and AROs, less current portion	5,103	4,624
Deferred income taxes	4,492	4,453
Other liabilities	1,782	1,648
Total liabilities	26,534	25,196

Equity:
Stockholders’ equity:
Common stock	162	162
Capital in excess of par value	23,997	24,637
Accumulated deficit	(444)	(2,059)
Accumulated other comprehensive loss	(273)	(274)
Common stock held in treasury	(5,894)	(5,773)
Total stockholders’ equity	17,548	16,693
Noncontrolling interests	11,318	10,617
Total equity	28,866	27,310
Total liabilities and equity	$55,400	$52,506

a.Includes $1.0 billion of cash at September 30, 2024, and $1.1 billion at December 31, 2023, associated with a portion of PT-FI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a regulation issued by the Indonesia government.
V

FREEPORT
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
	(In Millions)
Cash flow from operating activities:
Net income	$3,678	$2,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,704	1,479
Stock-based compensation	94	89
Net charges for environmental and AROs, including accretion	382	383
Payments for environmental and AROs	(157)	(181)
Net charges for defined pension and postretirement plans	29	44
Pension plan contributions	(58)	(10)
Net gain on early extinguishment of debt	—	(10)
Deferred income taxes	36	130
Change in deferred profit on PT-FI’s sales to PT Smelting[a]	—	(112)
Charges for social investment programs at PT-FI	81	57
Payments for social investment programs at PT-FI	(50)	(29)
Other, net	14	59
Changes in working capital and other:
Accounts receivable	93	550
Inventories	(301)	(738)
Other current assets	(24)	7
Accounts payable and accrued liabilities	(79)	(151)
Accrued income taxes and timing of other tax payments	282	(352)
Net cash provided by operating activities	5,724	3,959

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(743)	(545)
South America operations	(272)	(259)
Indonesia mining	(1,198)	(1,209)
Indonesia downstream processing facilities	(1,005)	(1,258)
Molybdenum mines	(88)	(43)
Other	(263)	(148)
Acquisition of additional ownership interest in Cerro Verde	(210)	—
Loans to PT Smelting for expansion	(28)	(109)
Proceeds from sales of assets and other, net	10	(13)
Net cash used in investing activities	(3,797)	(3,584)

Cash flow from financing activities:
Proceeds from debt	1,948	1,186
Repayments of debt	(1,699)	(2,397)
Cash dividends and distributions paid:
Common stock	(649)	(647)
Noncontrolling interests	(1,269)	(407)
Treasury stock purchases	(59)	—
Contributions from noncontrolling interests	—	50
Proceeds from exercised stock options	27	41
Payments for withholding of employee taxes related to stock-based awards	(35)	(50)
Other, net	(38)	(2)
Net cash used in financing activities	(1,774)	(2,226)

Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	153	(1,851)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	6,063	8,390
Cash, cash equivalents and restricted cash and cash equivalents at end of period[b]	$6,216	$6,539
a.As a result of PT-FI’s commercial arrangement with PT Smelting changing from a concentrate sales agreement to a tolling arrangement in January 2023, there are no further sales to PT Smelting.
b.Includes current and long-term restricted cash and cash equivalents of $1.2 billion at September 30, 2024, and $0.8 billion at September 30, 2023.

VI

FREEPORT
ADJUSTED NET INCOME
Management uses adjusted net income to evaluate FCX’s operating performance and believes that investors’ understanding of FCX’s performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX’s adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended September 30,
	2024				2023
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$526	$0.36	N/A		$454	$0.31

Oil and gas net charges	$(47)	[b]	$(47)	$(0.03)	$(45)	[c]	$(45)	$(0.03)
Cerro Verde new collective labor agreements (CLAs)	(34)		(11)	(0.01)	—		—	—
Net adjustments to environmental obligations and related litigation reserves	(3)		(3)	—	(83)		(83)	(0.06)
PT-FI net credits	—		—	—	16	[d]	5	—
U.S. income tax exams[e]	11		47	0.03	—		—	—
Net gain on early extinguishment of debt	—		—	—	5		5	—
Other net (charges) credits[f]	(18)		(15)	(0.01)	4		1	—
Total net charges[j]	$(92)		$(30)	$(0.02)	$(102)		$(117)	$(0.08)

Adjusted net income attributable to common stock[j]	N/A		$556	$0.38	N/A		$571	$0.39

	Nine Months Ended September 30,
	2024					2023
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$1,615		$1.11	N/A		$1,460	$1.01

Oil and gas net charges	$(152)	[b]	$(152)		$(0.11)	$(64)	[c]	$(64)	$(0.04)
Cerro Verde new CLAs	(99)		(32)		(0.02)	—		—	—
Net adjustments to environmental obligations and related litigation reserves	(76)		(76)		(0.05)	(199)		(199)	(0.14)
PT-FI net charges	(34)	[g]	(10)		(0.01)	(38)	[d]	(17)	(0.01)
PT-FI historical tax matters	42	[h]	181	[h]	0.13	(6)		(4)	—
U.S. income tax exams[e]	11		47		0.03	—		—	—
Cerro Verde historical tax matters	—		—		—	(142)	[i]	(73)	(0.05)
Net gain on early extinguishment of debt	—		—		—	10		10	0.01
Other net charges[f]	(56)		(39)		(0.03)	(21)		(21)	(0.01)
Total net charges[j]	$(364)		$(81)		$(0.06)	$(459)		$(368)	$(0.25)

Adjusted net income attributable to common stock[j]	N/A		$1,696		$1.17	N/A		$1,828	$1.26
a.Reflects impact to FCX’s net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Reflects charges recorded to production and delivery costs primarily associated with the write down of a historical contingent consideration asset and impairment of oil and gas properties. The first nine months of 2024 also include net charges recorded to production and delivery costs for assumed oil and gas abandonment obligations resulting from bankruptcies of other companies.
c.Reflects charges recorded to production and delivery primarily associated with impairments of oil and gas properties. The first nine months of 2023 also include $4 million recorded to selling, general and administrative expenses associated with a litigation settlement.
d.PT-FI net (credits) charges primarily reflect amounts recorded to revenue associated with the release of export duty exposure for prior years ($(13) million in the third quarter and $(17) million for the first nine months of 2023). The first nine months of 2023 also reflect charges recorded to production and delivery totaling $55 million for a potential administrative fine in Indonesia.
e.Reflects the release of tax reserves ($36 million) and related interest expense ($11 million) associated with closure of FCX's 2017 and 2018 U.S. federal income tax exams.
f.Net charges for the 2024 periods primarily reflect amounts recorded to production and delivery associated with metals inventory adjustments/write-offs and mining asset impairments. Net charges (credits) for the 2023 periods reflect credits associated with the settlement of interest on Cerro Verde’s historical profit-sharing liability. The first nine months of 2023 also reflects amounts recorded to production and delivery associated with mining asset impairments and contract cancellation costs.

VII

FREEPORT
ADJUSTED NET INCOME (continued)
g.Reflects charges recorded to production and delivery that were capitalized in prior years associated with construction of PT-FI’s new smelter and precious metals refinery (PMR) (collectively, PT-FI’s new downstream processing facilities).
h.Includes net credits associated with closure of PT-FI’s 2021 corporate income tax audit and resolution of a framework for disputed tax matters, which were recorded as a benefit to income taxes ($182 million), production and delivery ($8 million) and interest expense, net ($8 million). In addition, FCX recognized a credit of $26 million in other income, net associated with the reduction in the related accrual to indemnify MIND ID from potential losses arising from historical tax disputes. In accordance with PT-FI's Shareholder Agreement, settlements of historical tax matters that originated before December 31, 2022, should be attributed based on the economics from the Initial Period (i.e., approximately 81% to FCX and 19% to MIND ID). Accordingly, the noncontrolling interest portion of these credits totaled $43 million.
i.Reflects charges (credits) associated with contested tax rulings by the Peruvian Supreme Court recorded to interest expense, net ($74 million), other income, net ($69 million) and production and delivery ($(1) million).
j.May not foot because of rounding.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX’s consolidated income tax provision (in millions, except percentages):

	Three Months Ended September 30,
	2024						2023
					Income Tax					Income Tax
	Income		Effective		(Provision)		Income	Effective		(Provision)
	(Loss)[a]		Tax Rate		Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$(122)	[c]	28%	[d]	$34	[c]	$(70)	—%	[d]	$—
South America	396		40%		(158)		319	41%		(131)
Indonesia	1,732		36%		(625)		1,149	36%		(419)
Eliminations and other	(43)		N/A		3		74	N/A		(21)
Rate adjustment[e]	—		N/A		9		—	N/A		63
Continuing operations	$1,963		38%		$(737)		$1,472	35%		$(508)

	Nine Months Ended September 30,
	2024						2023
					Income Tax						Income Tax
	Income		Effective		(Provision)		Income		Effective		(Provision)
	(Loss)[a]		Tax Rate		Benefit		(Loss)[a]		Tax Rate		Benefit
U.S.[b]	$(393)	[c]	8%	[d]	$30	[c]	$180		—%	[d]	$3
South America	1,196		40%		(475)		1,103		40%		(441)
Indonesia	4,709		36%		(1,706)		3,135		37%		(1,156)
Cerro Verde historical tax matters	—		N/A		—		(142)	[f]	N/A		3
PT-FI historical tax matters	16	[g]	N/A		182	[g]	(5)		N/A		(3)
Eliminations and other	139		N/A		(46)		7		N/A		—
Rate adjustment[e]	—		N/A		12		—		N/A		48
Continuing operations	$5,667		35%		$(2,003)		$4,278		36%		$(1,546)

a.Represents income (loss) before income taxes, equity in affiliated companies’ net earnings, and noncontrolling interests.
b.In addition to FCX’s North America copper mines, which had operating income of $170 million in third-quarter 2024, $257 million in third-quarter 2023, $587 million for the first nine months of 2024 and $925 million for the first nine months of 2023 (refer to the supplemental schedule, “Business Segments,” beginning on page XI), the U.S. jurisdiction reflects non-operating sites and corporate-level expenses, which include interest expense associated with FCX’s senior notes and general and administrative expenses. The U.S. jurisdiction also includes net charges associated with oil and gas abandonment obligations, a write-down of a historical contingent consideration asset in the 2024 periods, and revisions to environmental obligation estimates (refer to the supplemental schedule, “Adjusted Net Income,” beginning on page VII for additional information).
c.Refer to the supplemental schedule, “Adjusted Net Income,” beginning on page VII for further discussion of the net credits associated with the closure of FCX's 2017 and 2018 U.S. federal income tax exams.
d.Includes a valuation allowance release on prior year unbenefited net operating losses.
e.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
f.Refer to the supplemental schedule, “Adjusted Net Income,” beginning on page VII for further discussion of the pre-tax charges associated with contested tax rulings by the Peruvian Supreme Court.
g.Refer to the supplemental schedule, “Adjusted Net Income,” beginning on page VII for further discussion of net credits associated with closure of PT-FI’s 2021 corporate income tax audit and resolution of a framework for disputed tax matters.
VIII

FREEPORT
INCOME TAXES (continued)
The provisions of the U.S. Inflation Reduction Act of 2022 (the Act) became applicable to FCX on January 1, 2023. The Act includes, among other provisions, a new Corporate Alternative Minimum Tax (CAMT) of 15% on the adjusted financial statement income (AFSI) of corporations with average AFSI exceeding $1.0 billion over a three-year period.
In September 2024, the Internal Revenue Service (IRS) issued proposed regulations that provide guidance on the application of CAMT. The guidance is not final and subject to change, however, in its proposed form, the guidance differs from FCX's previous interpretations of the Act. If the regulations are finalized as proposed, they may further limit FCX's ability to realize future benefits from its U.S. net operating losses. Based on the proposed guidance released by IRS, FCX has determined that the provisions of the Act did not impact FCX’s financial results for the first nine months of 2024 or for the year 2023.
Assuming achievement of current sales volume and cost estimates and average prices of $4.25 per pound for copper, $2,600 per ounce for gold and $20.00 per pound for molybdenum in fourth-quarter 2024, FCX estimates its consolidated effective tax rate for the year 2024 would approximate 36% (which reflects an estimated effective tax rate of 40% in fourth-quarter 2024). Changes in projected sales volumes and average prices during 2024 would incur tax impacts at estimated effective rates of 39% for Peru, 36% for Indonesia and 0% for the U.S., which excludes the benefit discussed in note c above and any impact from the Act.

NET DEBT
FCX believes that net debt provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires FCX to maintain its net debt at a level not to exceed the net debt target of $3 billion to $4 billion, excluding debt for PT-FI’s new downstream processing facilities. FCX defines net debt as consolidated debt less (i) consolidated cash and cash equivalents and (ii) current restricted cash associated with PT-FI’s export proceeds. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX’s net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in millions):

	As of September 30, 2024
Current portion of debt	$769
Long-term debt, less current portion	8,910
Consolidated debt	9,679
Less: consolidated cash and cash equivalents	5,000
Less: current restricted cash associated with PT-FI’s export proceeds	964	[a]
FCX net debt	3,715
Less: debt for PT-FI’s new downstream processing facilities	3,232	[b]
FCX net debt, excluding debt for PT-FI’s new downstream processing facilities	$483
a.In accordance with a regulation issued by the Indonesia government, 30% of PT-FI’s export proceeds are being temporarily deposited into Indonesia banks for a period of 90 days before withdrawal and are presented as current restricted cash and cash equivalents in FCX’s consolidated balance sheet. As the 90-day holding period is the only restriction on the cash, FCX has included such amount in the calculation of net debt.
b.Represents PT-FI’s senior notes and $250 million of borrowings under PT-FI’s revolving credit facility.

DERIVATIVE INSTRUMENTS
For the nine months ended September 30, 2024, FCX’s mined copper was sold 45% in concentrate, 34% as cathode and 21% as rod. All of FCX’s copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. In third-quarter 2024, LME copper settlement prices averaged $4.18 per pound and FCX’s average realized copper price was $4.30 per pound.
IX

FREEPORT
DERIVATIVE INSTRUMENTS (continued)
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended September 30,
	2024			2023
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(32)	$61	$29	$4	$(34)	$(30)
Net income attributable to common stock	$(13)	$21	$8	$2	$(13)	$(11)
Diluted net income per share of common stock[c]	$(0.01)	$0.01	$0.01	$—	$(0.01)	$(0.01)
a.Reflects adjustments to provisionally priced copper sales at June 30, 2024 and 2023.
b.Reflects adjustments to provisionally priced copper sales during the third quarters of 2024 and 2023.
c.May not foot across because of rounding.

	Nine Months Ended September 30,
	2024			2023
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$28	$248	$276	$183	$(152)	$31
Net income attributable to common stock	$9	$83	$92	$62	$(54)	$8
Diluted net income per share of common stock [c]	$0.01	$0.06	$0.06	$0.04	$(0.03)	$0.01
a.Reflects adjustments to provisionally priced copper sales at December 31, 2023 and 2022.
b.Reflects adjustments to provisionally priced copper sales for the first nine months of 2024 and 2023.
c.May not foot across because of rounding.

At September 30, 2024, FCX had provisionally priced copper sales totaling 162 million pounds (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.43 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $15 million effect on 2024 revenues ($5 million to net income attributable to common stock). The LME copper price settled at $4.35 per pound on October 21, 2024.

DEFERRED PROFITS
FCX defers recognizing profits on intercompany sales to Atlantic Copper until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income totaling $(42) million ($(13) million to net income attributable to common stock) in third-quarter 2024, $81 million ($37 million to net income attributable to common stock) in third-quarter 2023, $79 million ($23 million to net income attributable to common stock) for the first nine months of 2024 and $153 million ($64 million to net income attributable to common stock) for the first nine months of 2023. FCX’s net deferred profits on its inventories at Atlantic Copper to be recognized in future periods’ operating income totaled $143 million ($44 million to net income attributable to common stock) at September 30, 2024. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra and totaled $710 million in third-quarter 2024 (which represented 36% of FCX’s consolidated income before income taxes), $510 million in third-quarter 2023 (which represented 35% of FCX’s consolidated income before income taxes), $2.1 billion for the first nine months of 2024 (which represented 36% of FCX’s consolidated income before income taxes) and $1.3 billion for the first nine months of 2023 (which represented 30% of FCX’s consolidated income before income taxes). Refer to “Business Segments” below for net income attributable to noncontrolling interests for each of FCX’s business segments.
Beginning January 1, 2023, FCX's economic and ownership interest in PT-FI is 48.76% except for net income associated with the settlement of historical tax matters in first-quarter 2024 and approximately 190 thousand ounces of gold sales in first-quarter 2023, which were attributed based on the economics prior to January 1, 2023 (i.e., approximately 81% to FCX and 19% to MIND ID).
In September 2024, FCX increased its ownership interest in Cerro Verde to 55.08% from 53.56%.

X

FREEPORT
NONCONTROLLING INTERESTS (continued)
Based on achievement of current sales volume and cost estimates and assuming average prices of $4.25 per pound of copper, $2,600 per ounce of gold and $20.00 per pound of molybdenum in fourth-quarter 2024, FCX estimates that net income attributable to noncontrolling interests is estimated to approximate $2.7 billion (which would represent 36% of FCX’s consolidated income before income taxes) for the year 2024. The actual amount will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America operations, Indonesia operations and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX’s reportable segments, which include the Morenci and Cerro Verde copper mines, the Indonesia operations (including the Grasberg minerals districts and PT-FI’s new downstream processing facilities), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
For comparative purposes, the 2023 tables have been adjusted to conform with the current year presentation, primarily for the combination of the Grasberg minerals district and PT-FI’s new downstream processing facilities. PT-FI’s new downstream processing facilities will exclusively receive concentrate from the Grasberg minerals district, which reflects PT-FI’s integrated and dependent operations within Indonesia (i.e., Indonesia operations). The PMR will receive anode slimes from the smelter and from PT Smelting. FCX's Chief Executive Officer, identified as its chief operating decision maker under business segment accounting guidance, makes executive management decisions, including resource allocation and mine planning, for the Indonesia operations as a single business segment.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
XI

FREEPORT
BUSINESS SEGMENTS (continued)

(in millions)												Atlantic	Corporate,
	North America Copper Mines			South America Operations								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Operations		Mines	Refining	& Refining	nations		Total
Three Months Ended September 30, 2024
Revenues:
Unaffiliated customers	$40	$12	$52	$886		$237	$1,123	$2,856		$—	$1,560	$759	$440	[a]	$6,790
Intersegment	553	986	1,539	193		—	193	126		132	11	6	(2,007)		—
Production and delivery	492	811	1,303	630	[b]	187	817	918		140	1,562	754	(1,417)		4,077
Depreciation, depletion and amortization	47	62	109	92		18	110	340		19	2	6	14		600
Selling, general and administrative expenses	—	1	1	2		—	2	32		—	—	6	76		117
Exploration and research expenses	4	4	8	3		(1)	2	2		—	—	—	26		38
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	20		20
Operating income (loss)	50	120	170	352		33	385	1,690		(27)	7	(1)	(286)		1,938
Interest expense, net	—	—	—	6		—	6	10		—	—	10	46		72
Other (expense) income, net	(1)	10	9	22		(2)	20	42		—	(1)	(7)	34		97
Provision for (benefit from) income taxes	—	—	—	148		10	158	625		—	—	1	(47)		737
Equity in affiliated companies’ net earnings	—	—	—	—		—	—	6		—	—	—	4		10
Net income (loss) attributable to noncontrolling interests	—	—	—	114	[c]	12	126	601	[d]	—	—	—	(17)		710

Total assets at September 30, 2024	3,172	6,647	9,819	8,276		2,013	10,289	27,474		1,955	294	1,491	4,078		55,400
Capital expenditures	48	215	263	82		18	100	713		25	7	28	63		1,199

Three Months Ended September 30, 2023
Revenues:
Unaffiliated customers	$17	$22	$39	$822		$203	$1,025	$2,030		$—	$1,566	$692	$472	[a]	$5,824
Intersegment	624	994	1,618	219		—	219	65		147	12	8	(2,069)		—
Production and delivery	480	799	1,279	649		178	827	672		120	1,566	680	(1,591)		3,553
Depreciation, depletion and amortization	47	63	110	94		17	111	271		14	2	7	18		533
Selling, general and administrative expenses	—	1	1	3		—	3	32		—	—	6	76		118
Exploration and research expenses	2	4	6	2		—	2	—		—	—	—	22		30
Environmental obligations and shutdown costs	—	4	4	—		—	—	—		—	—	—	94		98
Operating income (loss)	112	145	257	293		8	301	1,120		13	10	7	(216)		1,492
Interest expense, net	—	1	1	(10)	[e]	—	(10)	9		—	—	8	88		96
Net gain on early extinguishment of debt	—	—	—	—		—	—	—		—	—	—	5		5
Other (expense) income, net	(2)	(9)	(11)	(9)		13	4	30		—	—	5	43		71
Provision for (benefit from) income taxes	—	—	—	119		12	131	419		—	—	—	(42)		508
Equity in affiliated companies’ net (losses) earnings	—	—	—	—		—	—	(2)		—	—	—	2		—
Net income attributable to noncontrolling interests	—	—	—	84	[c]	14	98	392	[d]	—	—	—	20		510

Total assets at September 30, 2023	3,171	5,799	8,970	8,227		1,893	10,120	24,438		1,747	288	1,176	4,909		51,648
Capital expenditures	53	114	167	61		15	76	854		21	2	20	38		1,178

XII

FREEPORT
BUSINESS SEGMENTS (continued)

(in millions)												Atlantic	Corporate,
	North America Copper Mines			South America Operations								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Operations		Mines	Refining	& Refining	nations		Total
Nine Months Ended September 30, 2024
Revenues:
Unaffiliated customers	$90	$62	$152	$2,787		$699	$3,486	$7,689		$—	$4,742	$2,330	$1,336	[a]	$19,735
Intersegment	1,680	2,797	4,477	477		—	477	386		415	32	8	(5,795)		—
Production and delivery	1,389	2,289	3,678	1,912	[b]	538	2,450	2,451		393	4,741	2,263	(4,180)		11,796
Depreciation, depletion and amortization	140	187	327	281		51	332	923		51	4	20	47		1,704
Selling, general and administrative expenses	1	2	3	6		—	6	93		—	—	21	261		384
Exploration and research expenses	13	21	34	9		2	11	8		—	—	—	62		115
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	115		115
Operating income (loss)	227	360	587	1,056		108	1,164	4,600		(29)	29	34	(764)		5,621
Interest expense, net	—	1	1	16		—	16	17		—	—	28	187		249
Other (expense) income, net	(1)	9	8	38		11	49	110		—	(1)	1	128		295
Provision for (benefit from) income taxes	—	—	—	430		45	475	1,524	[f]	—	—	(11)	15		2,003
Equity in affiliated companies’ net earnings	—	—	—	—		—	—	7		—	—	—	7		14
Net income attributable to noncontrolling interests	—	—	—	332	[c]	48	380	1,664	[d]	—	—	—	19		2,063
Capital expenditures	139	604	743	209		63	272	2,203		88	23	88	152		3,569

Nine Months Ended September 30, 2023
Revenues:
Unaffiliated customers	$75	$133	$208	$2,563		$627	$3,190	$5,268		$—	$4,552	$2,185	$1,547	[a]	$16,950
Intersegment	1,787	2,922	4,709	638		—	638	432		520	28	19	(6,346)		—
Production and delivery	1,284	2,324	3,608	1,878		539	2,417	1,871	[g]	321	4,558	2,139	(4,647)		10,267
Depreciation, depletion and amortization	132	180	312	302		48	350	694		48	4	21	50		1,479
Selling, general and administrative expenses	1	2	3	7		—	7	90		—	—	21	238		359
Exploration and research expenses	8	35	43	6		2	8	—		—	—	—	52		103
Environmental obligations and shutdown costs	—	26	26	—		—	—	—		—	—	—	213		239
Operating income (loss)	437	488	925	1,008		38	1,046	3,045		151	18	23	(705)		4,503
Interest expense, net	—	1	1	74	[e]	—	74	28		—	—	22	293		418
Net gain on early extinguishment of debt	—	—	—	—		—	—	—		—	—	—	10		10
Other (expense) income, net	(4)	(8)	(12)	(36)		11	(25)	90		(1)	(1)	—	132		183
Provision for (benefit from) income taxes	—	—	—	419		19	438	1,159		—	—	—	(51)		1,546
Equity in affiliated companies’ net earnings	—	—	—	—		—	—	9		—	—	—	3		12
Net income (loss) attributable to noncontrolling interests	—	—	—	242	[c]	34	276	1,031	[d]	—	—	—	(23)		1,284
Capital expenditures	176	369	545	179		80	259	2,467		43	9	43	96		3,462
XIII

FREEPORT
BUSINESS SEGMENTS (continued)
a.Includes revenues from FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America copper mines and South America operations.
b.Includes nonrecurring labor-related charges totaling $34 million in third-quarter 2024 and $99 million for the first nine months of 2024 associated with Cerro Verde’s new CLAs with its unions.
c.Beginning in September 2024, FCX's interest in Cerro Verde is 55.08%, and prior to September 2024 was 53.56%.
d.Beginning January 1, 2023, FCX's economic and ownership interest in PT-FI is 48.76% except for net income associated with the settlement of historical tax matters in first-quarter 2024 and approximately 190 thousand ounces of gold sales in first-quarter 2023, which were attributed based on the economics prior to January 1, 2023 (i.e., approximately 81% to FCX and 19% to MIND ID).
e.The third quarter and first nine months of 2023 include a $13 million credit for the settlement of interest on Cerro Verde’s historical profit sharing liability. The first nine months of 2023 also includes $74 million of interest charges associated with contested tax rulings issued by the Peruvian Supreme Court.
f.Includes a net benefit to income taxes totaling $182 million associated with the closure of PT-FI’s 2021 corporate income tax audit and resolution of the framework for disputed tax matters.
g.Includes a $55 million charge for a potential administrative fine.

PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX’s management and Board of Directors to monitor FCX’s mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as accretion of AROs, inventory write-offs and adjustments, stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX’s consolidated financial statements.
XIV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,373		$1,373	$168	$46	$1,587
Site production and delivery, before net noncash and other costs shown below	1,153		1,030	132	39	1,201
By-product credits	(166)		—	—	—	—
Treatment charges	42		40	—	2	42
Net cash costs	1,029		1,070	132	41	1,243
Depreciation, depletion and amortization (DD&A)	110		98	10	2	110
Noncash and other costs, net	51	[c]	48	3	—	51
Total costs	1,190		1,216	145	43	1,404
Other revenue adjustments, primarily for pricing on prior period open sales	(1)		(1)	—	—	(1)
Gross profit	$182		$156	$23	$3	$182

Copper sales (millions of recoverable pounds)	317		317
Molybdenum sales (millions of recoverable pounds)[a]				8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.32		$4.32	$21.33
Site production and delivery, before net noncash and other costs shown below	3.64		3.25	16.83
By-product credits	(0.53)		—	—
Treatment charges	0.13		0.12	—
Unit net cash costs	3.24		3.37	16.83
DD&A	0.35		0.31	1.22
Noncash and other costs, net	0.16	[c]	0.15	0.40
Total unit costs	3.75		3.83	18.45
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$0.57		$0.49	$2.88

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,587		$1,201	$110
Treatment charges	(2)		40	—
Noncash and other costs, net	—		51	—
Other revenue adjustments, primarily for pricing on prior period open sales	(1)		—	—
Eliminations and other	7		11	(1)
North America copper mines	1,591		1,303	109
Other mining[d]	6,766		4,191	477
Corporate, other & eliminations	(1,567)		(1,417)	14
As reported in FCX’s consolidated financial statements	$6,790		$4,077	$600

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $18 million ($0.06 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.
XV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,435		$1,435	$164	$43	$1,642
Site production and delivery, before net noncash and other costs shown below	1,121		1,008	129	35	1,172
By-product credits	(156)		—	—	—	—
Treatment charges	39		37	—	2	39
Net cash costs	1,004		1,045	129	37	1,211
DD&A	110		99	10	1	110
Noncash and other costs, net	53	[c]	48	4	1	53
Total costs	1,167		1,192	143	39	1,374
Other revenue adjustments, primarily for pricing on prior period open sales	1		1	—	—	1
Gross profit	$269		$244	$21	$4	$269

Copper sales (millions of recoverable pounds)	372		372
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.86		$3.86	$22.01
Site production and delivery, before net noncash and other costs shown below	3.01		2.71	17.35
By-product credits	(0.41)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	2.70		2.81	17.35
DD&A	0.30		0.26	1.33
Noncash and other costs, net	0.14	[c]	0.13	0.47
Total unit costs	3.14		3.20	19.15
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$0.72		$0.66	$2.86

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,642		$1,172	$110
Treatment charges	—		39	—
Noncash and other costs, net	—		53	—
Other revenue adjustments, primarily for pricing on prior period open sales	1		—	—
Eliminations and other	14		15	—
North America copper mines	1,657		1,279	110
Other mining[d]	5,764		3,865	405
Corporate, other & eliminations	(1,597)		(1,591)	18
As reported in FCX’s consolidated financial statements	$5,824		$3,553	$533

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $28 million ($0.08 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.
XVI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,048		$4,048	$433	$127	$4,608
Site production and delivery, before net noncash and other costs shown below	3,250		2,928	358	104	3,390
By-product credits	(420)		—	—	—	—
Treatment charges	125		120	—	5	125
Net cash costs	2,955		3,048	358	109	3,515
DD&A	327		295	26	6	327
Noncash and other costs, net	133	[c]	123	9	1	133
Total costs	3,415		3,466	393	116	3,975
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—	—	—
Gross profit	$633		$582	$40	$11	$633

Copper sales (millions of recoverable pounds)	943		943
Molybdenum sales (millions of recoverable pounds)[a]				22

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.29		$4.29	$19.97
Site production and delivery, before net noncash and other costs shown below	3.45		3.10	16.52
By-product credits	(0.45)		—	—
Treatment charges	0.13		0.13	—
Unit net cash costs	3.13		3.23	16.52
DD&A	0.35		0.32	1.23
Noncash and other costs, net	0.14	[c]	0.13	0.39
Total unit costs	3.62		3.68	18.14
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$0.67		$0.61	$1.83

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,608		$3,390	$327
Treatment charges	(4)		121	—
Noncash and other costs, net	—		133	—
Eliminations and other	25		34	—
North America copper mines	4,629		3,678	327
Other mining[d]	19,565		12,298	1,330
Corporate, other & eliminations	(4,459)		(4,180)	47
As reported in FCX’s consolidated financial statements	$19,735		$11,796	$1,704

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $48 million ($0.05 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XVII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,159		$4,159	$576	$129	$4,864
Site production and delivery, before net noncash and other costs shown below	3,097		2,729	417	113	3,259
By-product credits	(543)		—	—	—	—
Treatment charges	126		120	—	6	126
Net cash costs	2,680		2,849	417	119	3,385
DD&A	312		276	30	6	312
Noncash and other costs, net	180	[c]	157	20	3	180
Total costs	3,172		3,282	467	128	3,877
Other revenue adjustments, primarily for pricing on prior period open sales	13		13	—	—	13
Gross profit	$1,000		$890	$109	$1	$1,000

Copper sales (millions of recoverable pounds)	1,048		1,048
Molybdenum sales (millions of recoverable pounds)[a]				23

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.97		$3.97	$24.41
Site production and delivery, before net noncash and other costs shown below	2.96		2.60	17.66
By-product credits	(0.52)		—	—
Treatment charges	0.12		0.12	—
Unit net cash costs	2.56		2.72	17.66
DD&A	0.30		0.26	1.27
Noncash and other costs, net	0.17	[c]	0.15	0.87
Total unit costs	3.03		3.13	19.80
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$0.95		$0.85	$4.61

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,864		$3,259	$312
Treatment charges	(9)		117	—
Noncash and other costs, net	—		180	—
Other revenue adjustments, primarily for pricing on prior period open sales	13		—	—
Eliminations and other	49		52	—
North America copper mines	4,917		3,608	312
Other mining[d]	16,832		11,306	1,117
Corporate, other & eliminations	(4,799)		(4,647)	50
As reported in FCX’s consolidated financial statements	$16,950		$10,267	$1,479

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $81 million ($0.08 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XVIII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,257		$1,257	$122	$1,379
Site production and delivery, before net noncash and other costs shown below	776	[b]	711	78	789
By-product credits	(109)		—	—	—
Treatment charges	45		45	—	45
Royalty on metals	2		2	—	2
Net cash costs	714		758	78	836
DD&A	109		99	10	109
Noncash and other costs, net	28	[c]	28	—	28
Total costs	851		885	88	973
Other revenue adjustments, primarily for pricing on prior period open sales	(18)		(18)	—	(18)
Gross profit	$388		$354	$34	$388

Copper sales (millions of recoverable pounds)	293		293

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.29		$4.29
Site production and delivery, before net noncash and other costs shown below	2.65	[b]	2.43
By-product credits	(0.37)		—
Treatment charges	0.15		0.15
Royalty on metals	0.01		0.01
Unit net cash costs	2.44		2.59
DD&A	0.37		0.34
Noncash and other costs, net	0.10	[c]	0.09
Total unit costs	2.91		3.02
Other revenue adjustments, primarily for pricing on prior period open sales	(0.06)		(0.06)
Gross profit per pound	$1.32		$1.21

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,379		$789	$109
Treatment charges	(45)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		28	—
Other revenue adjustments, primarily for pricing on prior period open sales	(18)		—	—
Eliminations and other	2		—	1
South America operations	1,316		817	110
Other mining[d]	7,041		4,677	476
Corporate, other & eliminations	(1,567)		(1,417)	14
As reported in FCX’s consolidated financial statements	$6,790		$4,077	$600

a.Includes silver sales of 0.9 million ounces ($30.59 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $34 million ($0.12 per pound of copper) associated with labor-related charges at Cerro Verde related to the new CLAs with its unions.
c.Includes charges totaling $18 million ($0.06 per pound of copper) for feasibility studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XIX

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,159		$1,159	$145	$1,304
Site production and delivery, before net noncash and other costs shown below	790		712	93	805
By-product credits	(130)		—	—	—
Treatment charges	61		61	—	61
Royalty on metals	2		2	—	2
Net cash costs	723		775	93	868
DD&A	110		98	12	110
Noncash and other costs, net	22	[b]	21	1	22
Total costs	855		894	106	1,000
Other revenue adjustments, primarily for pricing on prior period open sales	2		2	—	2
Gross profit	$306		$267	$39	$306

Copper sales (millions of recoverable pounds)	307		307

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.77		$3.77
Site production and delivery, before net noncash and other costs shown below	2.57		2.32
By-product credits	(0.42)		—
Treatment charges	0.19		0.19
Royalty on metals	0.01		0.01
Unit net cash costs	2.35		2.52
DD&A	0.36		0.32
Noncash and other costs, net	0.07	[b]	0.07
Total unit costs	2.78		2.91
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01
Gross profit per pound	$1.00		$0.87

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,304		$805	$110
Treatment charges	(61)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		22	—
Other revenue adjustments, primarily for pricing on prior period open sales	2		—	—
Eliminations and other	1		—	1
South America operations	1,244		827	111
Other mining[c]	6,177		4,317	404
Corporate, other & eliminations	(1,597)		(1,591)	18
As reported in FCX’s consolidated financial statements	$5,824		$3,553	$533

a.Includes silver sales of 1.1 million ounces ($23.31 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $11 million ($0.03 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.
XX

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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$3,737		$3,737	$342	$4,079
Site production and delivery, before net noncash and other costs shown below	2,347	[b]	2,169	217	2,386
By-product credits	(302)		—	—	—
Treatment charges	144		144	—	144
Royalty on metals	6		5	1	6
Net cash costs	2,195		2,318	218	2,536
DD&A	331		303	28	331
Noncash and other costs, net	66	[c]	64	2	66
Total costs	2,592		2,685	248	2,933
Other revenue adjustments, primarily for pricing on prior period open sales	33		33	(1)	32
Gross profit	$1,178		$1,085	$93	$1,178

Copper sales (millions of recoverable pounds)	879		879

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.25		$4.25
Site production and delivery, before net noncash and other costs shown below	2.67	[b]	2.47
By-product credits	(0.34)		—
Treatment charges	0.16		0.16
Royalty on metals	0.01		0.01
Unit net cash costs	2.50		2.64
DD&A	0.38		0.35
Noncash and other costs, net	0.07	[c]	0.07
Total unit costs	2.95		3.06
Other revenue adjustments, primarily for pricing on prior period open sales	0.04		0.04
Gross profit per pound	$1.34		$1.23

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,079		$2,386	$331
Treatment charges	(144)		—	—
Royalty on metals	(6)		—	—
Noncash and other costs, net	—		66	—
Other revenue adjustments, primarily for pricing on prior period open sales	32		—	—
Eliminations and other	2		(2)	1
South America operations	3,963		2,450	332
Other mining[d]	20,231		13,526	1,325
Corporate, other & eliminations	(4,459)		(4,180)	47
As reported in FCX’s consolidated financial statements	$19,735		$11,796	$1,704

a.Includes silver sales of 2.7 million ounces ($29.18 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $99 million ($0.11 per pound of copper) associated with labor-related charges at Cerro Verde related to the new CLAs with its unions.
c.Includes charges totaling $41 million ($0.05 per pound of copper) for feasibility studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$3,492		$3,492	$447	$3,939
Site production and delivery, before net noncash and other costs shown below	2,297		2,074	272	2,346
By-product credits	(401)		—	—	—
Treatment charges	179		179	—	179
Royalty on metals	6		5	1	6
Net cash costs	2,081		2,258	273	2,531
DD&A	350		310	40	350
Noncash and other costs, net	72	[b]	67	5	72
Total costs	2,503		2,635	318	2,953
Other revenue adjustments, primarily for pricing on prior period open sales	71		71	3	74
Gross profit	$1,060		$928	$132	$1,060

Copper sales (millions of recoverable pounds)	913		913

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.82		$3.82
Site production and delivery, before net noncash and other costs shown below	2.51		2.26
By-product credits	(0.44)		—
Treatment charges	0.20		0.20
Royalty on metals	0.01		0.01
Unit net cash costs	2.28		2.47
DD&A	0.38		0.34
Noncash and other costs, net	0.08	[b]	0.07
Total unit costs	2.74		2.88
Other revenue adjustments, primarily for pricing on prior period open sales	0.08		0.08
Gross profit per pound	$1.16		$1.02

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$3,939		$2,346	$350
Treatment charges	(179)		—	—
Royalty on metals	(6)		—	—
Noncash and other costs, net	—		72	—
Other revenue adjustments, primarily for pricing on prior period open sales	74		—	—
Eliminations and other	—		(1)	—
South America operations	3,828		2,417	350
Other mining[c]	17,921		12,497	1,079
Corporate, other & eliminations	(4,799)		(4,647)	50
As reported in FCX’s consolidated financial statements	$16,950		$10,267	$1,479

a.Includes silver sales of 3.2 million ounces ($23.51 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $30 million ($0.03 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXII

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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended September 30, 2024
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,826		$1,826		$1,421	$68	$3,315
Site production and delivery, before net noncash and other costs shown below	774		426		332	16	774
Gold, silver and other by-product credits	(1,493)		—		—	—	—
Treatment charges	157		87		67	3	157
Export duties	129		71		55	3	129
Royalty on metals	129		74		53	2	129
Net cash (credits) costs	(304)		658		507	24	1,189
DD&A	340		187		146	7	340
Noncash and other costs, net	52	[b]	29		22	1	52
Total costs	88		874		675	32	1,581
Other revenue adjustments, primarily for pricing on prior period open sales	(14)		(14)		4	—	(10)
Gross profit	$1,724		$938		$750	$36	$1,724

Copper sales (millions of recoverable pounds)	426		426
Gold sales (thousands of recoverable ounces)					554

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.29		$4.29		$2,569
Site production and delivery, before net noncash and other costs shown below	1.82		1.00		599
Gold, silver and other by-product credits	(3.50)		—		—
Treatment charges	0.37		0.20		122
Export duties	0.30		0.17		99
Royalty on metals	0.30		0.17		95
Unit net cash (credits) costs	(0.71)		1.54		915
DD&A	0.80		0.44		263
Noncash and other costs, net	0.12	[b]	0.07		41
Total unit costs	0.21		2.05		1,219
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)		(0.03)		6
Gross profit per pound/ounce	$4.05		$2.21		$1,356

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$3,315		$774		$340
Treatment charges	(65)		92	[c]	—
Export duties	(129)		—		—
Royalty on metals	(129)		—		—
Noncash and other costs, net	—		52		—
Other revenue adjustments, primarily for pricing on prior period open sales	(10)		—		—
Indonesia operations	2,982		918		340
Other mining[d]	5,375		4,576		246
Corporate, other & eliminations	(1,567)		(1,417)		14
As reported in FCX’s consolidated financial statements	$6,790		$4,077		$600

a.Includes silver sales of 2.1 million ounces ($30.11 per ounce average realized price).
b.Includes charges totaling $39 million ($0.09 per pound of copper) for operational readiness and startup costs associated with PT-FI’s new downstream processing facilities, and $5 million ($0.01 per pound of copper) for feasibility and optimization studies.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXIII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2023
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,621		$1,621		$749	$32	$2,402
Site production and delivery, before net noncash and other costs shown below	612		413		191	8	612
Gold, silver and other by-product credits	(785)		—		—	—	—
Treatment charges	138		93		43	2	138
Export duties	147		99		46	2	147
Royalty on metals	78		52		25	1	78
Net cash costs	190		657		305	13	975
DD&A	271		183		84	4	271
Noncash and other costs, net	8	[b]	6		2	—	8
Total costs	469		846		391	17	1,254
Other revenue adjustments, primarily for pricing on prior period open sales	1		1		3	1	5
Gross profit	$1,153		$776		$361	$16	$1,153

Copper sales (millions of recoverable pounds)	430		430
Gold sales (thousands of recoverable ounces)					395

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.77		$3.77		$1,898
Site production and delivery, before net noncash and other costs shown below	1.42		0.96		484
Gold, silver and other by-product credits	(1.83)		—		—
Treatment charges	0.32		0.22		109
Export duties	0.34		0.23		116
Royalty on metals	0.19		0.12		64
Unit net cash costs	0.44		1.53		773
DD&A	0.63		0.43		214
Noncash and other costs, net	0.02	[b]	0.01		6
Total unit costs	1.09		1.97		993
Other revenue adjustments, primarily for pricing on prior period open sales	—		—		8
Gross profit per pound/ounce	$2.68		$1.80		$913

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$2,402		$612		$271
Treatment charges	(87)		51	[c]	—
Export duties	(147)		—		—
Royalty on metals	(78)		—		—
Noncash and other costs, net	—		8		—
Other revenue adjustments, primarily for pricing on prior period open sales	5		—		—
Eliminations and other	—		1		—
Indonesia operations	2,095		672		271
Other mining[d]	5,326		4,472		244
Corporate, other & eliminations	(1,597)		(1,591)		18
As reported in FCX’s consolidated financial statements	$5,824		$3,553		$533

a.Includes silver sales of 1.3 million ounces ($22.96 per ounce average realized price).
b.Includes charges totaling $3 million ($0.01 per pound of copper) for feasibility and optimization studies.
c.Primarily represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.

XXIV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Nine Months Ended September 30, 2024
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$5,325		$5,325		$3,477	$169	$8,971
Site production and delivery, before net noncash and other costs shown below	2,062		1,224		799	39	2,062
Gold, silver and other by-product credits	(3,645)		—		—	—	—
Treatment charges	453		269		176	8	453
Export duties	360		213		140	7	360
Royalty on metals	338		203		130	5	338
Net cash (credits) costs	(432)		1,909		1,245	59	3,213
DD&A	923		548		358	17	923
Noncash and other costs, net	139	[b]	82		54	3	139
Total costs	630		2,539		1,657	79	4,275
Other revenue adjustments, primarily for pricing on prior period open sales	6		6		(1)	—	5
Gross profit	$4,701		$2,792		$1,819	$90	$4,701

Copper sales (millions of recoverable pounds)	1,256		1,256
Gold sales (thousands of recoverable ounces)					1,474

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.24		$4.24		$2,362
Site production and delivery, before net noncash and other costs shown below	1.64		0.98		542
Gold, silver and other by-product credits	(2.90)		—		—
Treatment charges	0.36		0.21		119
Export duties	0.29		0.17		95
Royalty on metals	0.27		0.16		89
Unit net cash (credits) costs	(0.34)		1.52		845
DD&A	0.73		0.44		243
Noncash and other costs, net	0.11	[b]	0.06		36
Total unit costs	0.50		2.02		1,124
Other revenue adjustments, primarily for pricing on prior period open sales	—		—		(3)
Gross profit per pound/ounce	$3.74		$2.22		$1,235

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$8,971		$2,062		$923
Treatment charges	(203)		250	[c]	—
Export duties	(360)		—		—
Royalty on metals	(338)		—		—
Noncash and other costs, net	—		139		—
Other revenue adjustments, primarily for pricing on prior period open sales	5		—		—
Indonesia operations	8,075		2,451		923
Other mining[d]	16,119		13,525		734
Corporate, other & eliminations	(4,459)		(4,180)		47
As reported in FCX’s consolidated financial statements	$19,735		$11,796		$1,704

a.Includes silver sales of 5.5 million ounces ($28.01 per ounce average realized price).
b.Includes charges totaling (i) $74 million ($0.06 per pound of copper) for operational readiness and startup costs associated with PT-FI’s new downstream processing facilities, (ii) $34 million ($0.03 per pound of copper) related to amounts capitalized in prior years associated with the construction of PT-FI’s new downstream processing facilities, and (iii) $22 million ($0.02 per pound of copper) for feasibility and optimization studies.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.
XXV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2023
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$3,860		$3,860		$2,227	$106	$6,193
Site production and delivery, before net noncash and other costs shown below	1,736		1,082		624	30	1,736
Gold, silver and other by-product credits	(2,350)		—		—	—	—
Treatment charges	362		226		130	6	362
Export duties	165		103		59	3	165
Royalty on metals	228		144		81	3	228
Net cash costs	141		1,555		894	42	2,491
DD&A	694		433		249	12	694
Noncash and other costs, net	115	[b]	71		42	2	115
Total costs	950		2,059		1,185	56	3,300
Other revenue adjustments, primarily for pricing on prior period open sales	114		114		18	(1)	131
PT Smelting intercompany profit	112		70		40	2	112
Gross profit	$3,136		$1,985		$1,100	$51	$3,136

Copper sales (millions of recoverable pounds)	1,014		1,014
Gold sales (thousands of recoverable ounces)					1,153

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.81		$3.81		$1,932
Site production and delivery, before net noncash and other costs shown below	1.71		1.07		542
Gold, silver and other by-product credits	(2.32)		—		—
Treatment charges	0.36		0.22		113
Export duties	0.16		0.10		51
Royalty on metals	0.23		0.14		70
Unit net cash costs	0.14		1.53		776
DD&A	0.69		0.43		216
Noncash and other costs, net	0.11	[b]	0.07		36
Total unit costs	0.94		2.03		1,028
Other revenue adjustments, primarily for pricing on prior period open sales	0.11		0.11		15
PT Smelting intercompany profit	0.11		0.07		35
Gross profit per pound/ounce	$3.09		$1.96		$954

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$6,193		$1,736		$694
Treatment charges	(231)		131	[c]	—
Export duties	(165)		—		—
Royalty on metals	(228)		—		—
Noncash and other costs, net	—		115		—
Other revenue adjustments, primarily for pricing on prior period open sales	131		—		—
PT Smelting intercompany profit	—		(112)		—
Eliminations and other	—		1		—
Indonesia operations	5,700		1,871		694
Other mining[d]	16,049		13,043		735
Corporate, other & eliminations	(4,799)		(4,647)		50
As reported in FCX’s consolidated financial statements	$16,950		$10,267		$1,479

a.Includes silver sales of 4.0 million ounces ($23.37 per ounce average realized price).
b.Includes charges of $55 million ($0.05 per pound of copper) associated with a potential administrative fine and $22 million ($0.02 per pound of copper) for feasibility and optimization studies.
c.Primarily represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI.
XXVI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended September 30,
(In millions)	2024	2023

Revenues, excluding adjustments[a]	$138	$153
Site production and delivery, before net noncash and other costs shown below	131	116
Treatment charges and other	6	6
Net cash costs	137	122
DD&A	19	14
Noncash and other costs, net	9	4
Total costs	165	140
Gross (loss) profit	$(27)	$13

Molybdenum sales (millions of recoverable pounds)[a]	6	7

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$21.20	$22.58
Site production and delivery, before net noncash and other costs shown below	20.15	17.20
Treatment charges and other	0.91	0.87
Unit net cash costs	21.06	18.07
DD&A	2.85	2.13
Noncash and other costs, net	1.46	0.53
Total unit costs	25.37	20.73
Gross (loss) profit per pound	$(4.17)	$1.85

Reconciliation to Amounts Reported
		Production
Three Months Ended September 30, 2024	Revenues	and Delivery	DD&A
Totals presented above	$138	$131	$19
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	9	—
Molybdenum mines	132	140	19
Other mining[b]	8,225	5,354	567
Corporate, other & eliminations	(1,567)	(1,417)	14
As reported in FCX’s consolidated financial statements	$6,790	$4,077	$600

Three Months Ended September 30, 2023
Totals presented above	$153	$116	$14
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	4	—
Molybdenum mines	147	120	14
Other mining[b]	7,274	5,024	501
Corporate, other & eliminations	(1,597)	(1,591)	18
As reported in FCX’s consolidated financial statements	$5,824	$3,553	$533

a.Reflects sales of the Molybdenum mines’ production to FCX’s molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX’s consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI. Also includes amounts associated with FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
XXVII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Nine Months Ended September 30,
(In millions)	2024	2023

Revenues, excluding adjustments[a]	$434	$539
Site production and delivery, before net noncash and other costs shown below	376	308
Treatment charges and other	19	19
Net cash costs	395	327
DD&A	51	48
Noncash and other costs, net	17	13
Total costs	463	388
Gross (loss) profit	$(29)	$151

Molybdenum sales (millions of recoverable pounds)[a]	21	22

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$20.40	$25.17
Site production and delivery, before net noncash and other costs shown below	17.71	14.39
Treatment charges and other	0.88	0.86
Unit net cash costs	18.59	15.25
DD&A	2.39	2.26
Noncash and other costs, net	0.80	0.61
Total unit costs	21.78	18.12
Gross (loss) profit per pound	$(1.38)	$7.05

Reconciliation to Amounts Reported

		Production
Nine Months Ended September 30, 2024	Revenues	and Delivery	DD&A
Totals presented above	$434	$376	$51
Treatment charges and other	(19)	—	—
Noncash and other costs, net	—	17	—
Molybdenum mines	415	393	51
Other mining[b]	23,779	15,583	1,606
Corporate, other & eliminations	(4,459)	(4,180)	47
As reported in FCX’s consolidated financial statements	$19,735	$11,796	$1,704

Nine Months Ended September 30, 2023
Totals presented above	$539	$308	$48
Treatment charges and other	(19)	—	—
Noncash and other costs, net	—	13	—
Molybdenum mines	520	321	48
Other mining[b]	21,229	14,593	1,381
Corporate, other & eliminations	(4,799)	(4,647)	50
As reported in FCX’s consolidated financial statements	$16,950	$10,267	$1,479

a.Reflects sales of the Molybdenum mines’ production to FCX’s molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX’s consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page XI. Also includes amounts associated with FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVIII